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                                Exhibit 99.1
                     ECLIPSE ANNOUNCES INVESTMENT IN
                   MICROHEART WITH U.S. VENTURE PARTNERS
                           AND VENROCK ASSOCIATES

Sunnyvale, CA, November 23, 1998 - Eclipse Surgical Technologies (Nasdaq:
ESTI) announced today that U.S. Venture Partners (Menlo Park, CA) and Venrock Associates (New York, NY) have made a $5.5 million equity investment in MicroHeart Holding, Inc. ("MicroHeart"), a Delaware corporation. Following this investment, Eclipse contributed certain licenses, patents, and other intellectual property related to MicroHeart's business in exchange for stock and warrants in MicroHeart. In addition, Eclipse has agreed to perform research and development activities over the next year, for which it will be reimbursed by MicroHeart.

"We are pleased to collaborate with two of the top venture capital firms in the country," said Dr. Douglas Murphy-Chutorian, Chairman and Chief Executive Officer of Eclipse. "U.S. Venture Partners and Venrock Associates bring to MicroHeart a wealth of experience in the biotechnology and medical device industries."

Eclipse now owns less than 20% of the outstanding shares of MicroHeart. On a fully diluted basis, if Eclipse were to exercise all of its warrants, Eclipse would then own a majority position in MicroHeart.

MicroHeart designs and develops devices for drug delivery of growth factors to promote angiogenesis in the heart. Myocardial revascularization utilizing angiogenic drugs and growth factors is a nascent technology intended to provide a new therapeutic approach to the treatment of coronary artery disease and associated symptoms such as angina.

Eclipse is a medical device company specializing in cardiac revascularization products for the treatment of advanced cardiovascular disease and severe angina pain. The Company recently received FDA Advisory Panel recommendation for approval of its TMR Laser System. Transmyocardial Revascularization ("TMR") and Percutaneous Transluminal Myocardial Revascularization ("PTMR") are investigational laser heart treatments in which one millimeter channels are made in the heart muscle with the intention of stimulating the growth of new blood vessels to result in the reduction of angina


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pain. Eclipse must obtain PMA marketing clearance from the FDA before its products for TMR or PTMR can be offered on a commercial basis in the United States. For more information on the Company and its products, please visit the Eclipse web site at http://www.eclipsesurg.com

Eclipse recently announced a proposed business combination with CardioGenesis Corporation, with CardioGenesis shareholders to receive 0.8 of a share of Eclipse stock for every share of CardioGenesis owned. The proposed combination is subject to shareholder approval from both companies.

The forward looking statements in this news release related to the future potential of angiogenic drug delivery technologies are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause the actual results to differ materially. Other factors that could cause actual Eclipse or MicroHeart results to differ materially include uncertainties associated with clinical trials, no assurance of market acceptance, potential third-party patent infringement claims and uncertainty regarding production of proprietary technologies, uncertainty related to consummation of Eclipse's proposed business combination with CardioGenesis Corp., as well as additional risk factors, as discussed in the "Risk Factors" section of Eclipse's Annual Report on Form 10-K dated December 31, 1997, and Eclipse's quarterly reports filed with the U.S. Securities and Exchange Commission (SEC).

Contacts:
Douglas Murphy-Chutorian, M.D., Chief Executive Officer, Kenneth
Bennert, Chief Financial Officer, or Tara Spangler Calhoun, Investor Relations Director, Eclipse Surgical Technologies, Inc. (408) 747-0120